Exhibit 10.1
EXECUTION
SECOND AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of July 7, 2010 (this “Amendment No. 2”), is by and among Wells Fargo Bank, National Association successor by merger to Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, a national banking association, in its capacity as administrative and collateral agent for the Lenders (as hereinafter defined) pursuant to the Loan Agreement defined below (in such capacity, “Administrative and Collateral Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), BlueLinx Corporation, a Georgia corporation (“BlueLinx”), BlueLinx Services Inc., a Georgia corporation (“BSI”), and BlueLinx Florida LP, a Florida limited partnership (“BFLP”, and together with BlueLinx and BSI, each individually a “Borrower” and collectively, “Borrowers”), BlueLinx Florida Holding No. 1 Inc., a Georgia corporation (“BFH1”) and BlueLinx Florida Holding No. 2 Inc., a Georgia corporation (“BFH2”, and together with BFH1, each individually a “Guarantor” and collectively, “Guarantors”).
W I T N E S S E T H:
WHEREAS, Administrative and Collateral Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Administrative and Collateral Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated August 4, 2006, by and among Administrative and Collateral Agent, Lenders, Borrowers and Guarantors, as amended by First Amendment to Amended and Restated Loan and Security Agreement, dated as of October 22, 2008 (as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);
WHEREAS, Borrowers and Guarantors desire to amend certain provisions of the Loan Agreement as set forth herein, and Administrative and Collateral Agent and Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein; and
WHEREAS, by this Amendment No. 2, Administrative and Collateral Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.
(a) Additional Definitions. As used herein or in the Loan Agreement or any of the other Financing Agreements, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:
(i) “Amendment No. 2” shall mean Second Amendment to Amended and Restated Loan and Security Agreement, dated as of July 7, 2010, by and among Administrative and Collateral Agent, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
(ii) “Amendment No. 2 Effective Date” shall mean July 7, 2010.
(iii) “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Modified Adjusted Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

		Applicable	Applicable
	Quarterly Average Modified Adjusted	Prime Rate	Eurodollar Rate
	Excess Availability	Margin	Margin

Tier 1	Greater than $150,000,000	2.00%	3.50%

Tier 2	Greater than $100,000,000 but equal to or less than $150,000,000	2.25%	3.75%

Tier 3	Equal to or less than $100,000,000	2.50%	4.00%
provided, that, (A) the Applicable Margin shall be calculated and established once each fiscal quarter and shall remain in effect until adjusted on the first day of the next fiscal quarter, (B) each adjustment of the Applicable Margin shall be effective as of the first day of a fiscal quarter based on the Quarterly Average Modified Adjusted Excess Availability for the immediately preceding fiscal quarter, and (C) notwithstanding any of the foregoing, commencing on the Amendment No. 2 Effective Date and ending on December 31, 2010, the Applicable Margin shall be as set forth in Tier 2 above.”
(iv) “Cash Management Excess Availability” shall mean the amount, as determined by Administrative and Collateral Agent, calculated at any time, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Revolving Loan Limit (when calculated after giving effect to any Reserves other than Reserves in respect of Letter of Credit Accommodations), minus

(b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations.
(v) “Cash Management Modified Adjusted Excess Availability” shall mean the amount, as determined by Administrative and Collateral Agent, calculated at any time, equal to: (a) Cash Management Excess Availability minus (b) the sum of: (i) the aggregate amount of outstanding and unpaid trade payables and other obligations of each Borrower which are more than thirty (30) days past due as of the end of the month most recently ended, plus (ii) the amount of checks issued by each Borrower to pay trade payables and other obligations which are more than thirty (30) days past due as of the end of the month most recently ended.
(vi) “OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.
(vii) “Patriot Act” shall have the meaning set forth in Section 8.20 of the Loan Agreement.
(viii) “Quarterly Average Modified Adjusted Excess Availability” shall mean, at any time, the average of the aggregate amount of the Modified Adjusted Excess Availability of Borrowers for the immediately preceding fiscal quarter as calculated by Administrative and Collateral Agent.
(ix) “Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, and (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
(x) “Sanctioned Person” shall mean a Person named on the list of Specially Designated Nationals maintained by OFAC.
(b) Amendments to Definitions.
(i) The definition of “ACH Transaction” set forth in Section 1.1 of the Loan Agreement is hereby amended by deleting the reference to “Administrative and Collateral Agent or any of its Affiliates” and replacing it with “any Bank Product Provider”.
(ii) The definition of “Bank Product Providers” in Section 1.12 of the Loan Agreement is hereby amended by deleting the reference to “Wachovia and any of its” and replacing it with “any Lender or any of their”.
(iii) All references to the term “Bank Product Reserve” shall mean any and all reserves that Administrative and Collateral Agent may establish from time to time, (A) in its reasonable discretion, for obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to Administrative and Collateral Agent or any Bank Product Provider arising under or in connection with any Bank Products and (B) as required by a Bank Product

Provider and as Administrative and Collateral Agent may agree for obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to such Bank Product Provider arising under or in connection with any Bank Products provided by such Bank Product Provider.
(iv) All references to the term “Compliance Period” shall mean the period commencing on any date on which Excess Availability for three (3) consecutive Business Days or shorter period to the extent consented to by Administrative Borrower in writing (provided, that, no Revolving Loans or Letter of Credit Accommodations will be requested, made or issued during such three (3) day period, or shorter period, if applicable) has been less than the greater of (A) $40,000,000 or (B) the amount equal to fifteen (15%) percent of the lesser of (1) the Borrowing Base or (2) the Revolving Loan Limit, and ending on a subsequent date on which Excess Availability has been equal to or greater than the greater of (C) $40,000,000 or (D) the amount equal to fifteen (15%) percent of the lesser of (1) the Borrowing Base or (2) the Revolving Loan Limit, for the sixtieth (60th) consecutive day.
(v) All references to the term “Eurodollar Rate” shall mean the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Administrative and Collateral Agent) as the London interbank offered rate for deposits in US Dollars for a term comparable to the applicable period of fourteen (14) days, one, two, or three months as selected by a Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by governmental authorities.
(vi) The definition of “Eligible Accounts” set forth in Section 1.37 of the Loan Agreement is hereby amended by: (A) deleting the word “and” contained at the end of clause (n) of such definition and (B) deleting the period at the end of clause (o) of such definition and replacing it with “; and (p) the Account Debtor with respect to such Accounts is not a Sanctioned Person or Sanctioned Entity.”
(vii) All references to the term “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Eurodollar Rate in accordance with the terms hereof.
(viii) All references to the term “Excess Availability” shall mean the amount, as determined by Administrative and Collateral Agent, calculated at any time, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Revolving Loan Limit (when calculated after giving effect to any Reserves other than Reserves in respect of Letter of Credit Accommodations), plus (b) the then available amount of all Qualified Cash minus (c) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations.
(ix) All references to the term “Final Maturity Date” shall mean January 7, 2014.

(x) All references to the term “Information Certificate” in the Loan Agreement or any of the other Financing Agreements shall mean the Information Certificate of Borrowers and Guarantors provided to Administrative and Collateral Agent in connection with Amendment No. 2.
(xi) All references to the term “Interest Rate” shall mean:
(A) Subject to clause (B) of this definition below:
(1) as to Prime Rate Loans, a per annum rate equal to the then Applicable Margin for Prime Rate Loans plus the Prime Rate, and
(2) as to Eurodollar Rate Loans, a per annum rate equal to the then Applicable Margin for Eurodollar Rate Loans plus the Eurodollar Rate.
(B) Notwithstanding anything to the contrary contained in clause (A) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the percentage set forth in the definition of the term Applicable Margin for each category of Loans that is then applicable plus two (2%) percent per annum, at Administrative and Collateral Agent’s option, either (1) for the period (x) on and after the date of termination or non-renewal hereof until such time as all Obligations are finally paid and satisfied in full in immediately available funds, or (y) from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing or (2) on Revolving Loans at any time in the aggregate in excess of the Borrowing Base or any other limitation with respect thereto provided for herein (in each case whether or not such excess(es) arise or are made with or without Administrative and Collateral Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default), it being understood that the Administrative and Collateral Agent may elect to increase the Interest Rate under this clause (B) by no more than two (2%) percent even if the events described in each of subclauses (1) and (2) above have occurred.
(xii) The definition of “Interest Period” set forth in Section 1.70 of the Loan Agreement is hereby amended by deleting the reference to “fourteen (14) days or one (1), two (2), three (3) or six (6) months” and replacing it with “fourteen (14) days or one (1), two (2) or three (3) months”.
(xiii) Clause (c) of the definition of “Permitted Acquisitions” set forth in Section 1.99 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“(c) either (i) both before and after giving effect to such proposed Acquisition, Borrowers’ Fixed Charge Coverage Ratio, on a consolidated basis, shall not be less than 1.1 to 1.0; provided, however, if Modified Adjusted Excess Availability is greater than $120,000,000 at all times for the thirty (30) day period prior to the closing date for such Acquisition, and on the closing date for such Acquisition after giving effect to such proposed Acquisition,

Borrowers’ Fixed Charge Coverage Ratio may be calculated, for purposes of this clause (c) only, without giving effect to (A) any Capital Expenditures incurred by any Borrower which are otherwise permitted to be incurred by such Borrower under the terms of this Agreement, (B) any dividends to Parent which are otherwise permitted to be made by BlueLinx under the terms of this Agreement, and (C) any payment by BlueLinx to Parent of any Mortgage Proceeds Investment in accordance with Section 9.11(f) hereof; or (ii) (A) Administrative and Collateral Agent shall have received (1) the most recent annual and interim financial statements with respect to the acquired Person (in the case of a Stock Acquisition) or the acquired business (in the case of an Asset Acquisition) and related statements of income and cash flows showing positive EBITDA of such acquired Person or acquired business (for purposes of this clause (c)(ii), EBITDA shall be calculated in accordance with Section 1 but substituting each reference to the Borrowers and their Subsidiaries in the definitions of “EBITDA” and “Net Income” with the acquired Person and its Subsidiaries (or in the case of an Asset Acquisition, the acquired business)) for the immediately preceding twelve (12) months, as applicable, and (2) due diligence undertaken by Borrowers or third parties in connection with such proposed acquisition supporting such calculation of EBITDA, to the extent the same can be provided without violation of any applicable confidentiality restrictions, in form and substance reasonably satisfactory to Administrative and Collateral Agent, and (B) Borrowers shall have Modified Adjusted Excess Availability, determined on a pro forma basis, in an amount equal to or greater than $150,000,000 immediately after giving effect to the consummation of the proposed acquisition and at all times for the thirty (30) day period prior to the closing date for such Acquisition;”
(xiv) All references to the term “Prime Rate” shall mean the highest of (A) the rate of interest publicly announced by Wells Fargo Bank, National Association as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, (B) the federal funds effective rate from time to time plus .50% or (C) the Eurodollar Rate (and to the extent based on the London interbank offered rate, then for a one (1) month period) plus 1.50%.
(xv) All references to the term “Revolving Loan Threshold Limit” shall mean the amount, calculated at any time, equal to Four Hundred Million Dollars ($400,000,000), subject to adjustment as provided in Section 2.1(c) and 2.6 hereof.
(xvi) All references to the term “Sole Lead Arranger” shall mean Wells Fargo Capital Finance, LLC.

(xvii) All references to the term “Sole Syndication Agent” shall mean Regions Bank.
(xviii) All references to the term “Sponsor Affiliated Lenders” shall mean Ableco Finance LLC, a Delaware limited liability company, Madeleine L.L.C., a New York limited liability company, and funds and managed accounts which are managed or advised by such Person, Sponsor or an Affiliate of such Person or Sponsor; provided, that, such Person executes a waiver in form and substance reasonably satisfactory to the Administrative and Collateral Agent that it shall have no right so long as such Person is an Affiliate of BlueLinx Corporation, Parent or Sponsor: (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Financing Agreement, (B) to require Administrative and Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Financing Agreement, (C) otherwise to vote on any matter related to this Agreement or any other Financing Agreement, or (D) to attend any meeting with Administrative and Collateral Agent or any Lender or receive any information from the Administrative and Collateral Agent or any Lender; except, that, no amendment, modification or waiver to this Agreement or the other Financing Agreements shall deprive any Sponsor Affiliated Lender of its Pro Rata Share of any payments to which the Lenders are entitled to share on a pro rata basis under this Agreement.
(xix) Section 1.148 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
“1.148 “Wells Fargo” shall mean Wells Fargo Bank, National Association successor by merger to Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.”
(xx) All references to the term “Wachovia” contained in the Loan Agreement are hereby deleted and each such reference is replaced with “Wells Fargo”.
(c) Interpretation. For purposes of this Amendment No. 2, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 2.
2. Revolving Loans. Section 2.1(c) of the Loan Agreement is hereby amended by deleting the reference to “twenty (20)” contained in clause (i) thereof and replacing it with “five (5)”.
3. Letter of Credit Accommodations. Section 2.2(b) of the Loan Agreement is hereby amended by deleting the reference to “the ‘Applicable Eurodollar Rate Margin’ then in effect pursuant to Section 1.71 hereof” contained in clause (ii) thereof and replacing it with “the then Applicable Margin for Eurodollar Rate Loans”.
4. Term Loans. Section 2.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
“2.5 [Reserved].”
5. Increase in Revolving Loan Threshold Limit. Section 2 of the Loan Agreement is hereby amended by adding a new Section 2.6 to read as follows:
“2.6 Increase in Revolving Loan Threshold Limit.
(a) Administrative Borrower may, at any time, deliver a written request to Administrative and Collateral Agent to increase the Revolving Loan Threshold Limit. Any such written request shall specify the amount of the increase in the Revolving Loan Threshold Limit that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase in the Revolving Loan Threshold Limit cause the Revolving Loan Threshold Limit to exceed $500,000,000, (ii) such request shall be for an increase of not less than $20,000,000, and (iii) in no event shall there be more than four (4) such increases during the term of this Agreement.
(b) Upon the receipt by Administrative and Collateral Agent of any such written request, Administrative and Collateral Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to the amount of the increase in the Revolving Loan Threshold Limit requested by Administrative Borrower as set forth in the notice from Administrative and Collateral Agent to such Lender. Each Lender shall notify Administrative and Collateral Agent within fifteen (15) days after the receipt of such notice from Administrative and Collateral Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $5,000,000 (or such Lender’s Pro Rata Share of the amount of the requested increase, if less than $5,000,000), and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Revolving Loan Threshold Limit requested by Administrative Borrower, Administrative and Collateral Agent may, after consultation with Administrative Borrower, seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, each of which shall be reasonably acceptable to Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Revolving Loan Threshold Limit requested by Borrowers or permitted hereunder, Administrative and Collateral Agent shall then have the right to allocate such Commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Administrative and Collateral Agent may determine, after consultation with Administrative Borrower.
(c) The Revolving Loan Threshold Limit shall be increased by the amount of the increase in Commitments from Lenders and new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.6(a) above, for which Administrative and Collateral Agent has received a joinder to the Financing Agreements or other documentation satisfactory to Administrative and Collateral Agent, in each case as Administrative and Collateral Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Revolving Loan Threshold Limit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:
(i) Administrative and Collateral Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Revolving Loan Threshold Limit, a joinder to the Financing Agreements or other documentation satisfactory to Administrative and Collateral Agent duly executed by such Lender or Eligible Transferee and Administrative Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $20,000,000;
(ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the date of the increase in the Revolving Loan Threshold Limit, both before and after giving effect to such increase;
(iii) at Administrative and Collateral Agent’s option, Administrative and Collateral Agent shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Administrative and Collateral Agent and

Lenders addressing such matters as Administrative and Collateral Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness);
(iv) such increase in the Revolving Loan Threshold Limit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;
(v) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Revolving Loan Threshold Limit all fees due and payable to such Person on or before the effectiveness of such increase; and
(vi) there shall have been paid to Administrative and Collateral Agent, for the account of the Administrative and Collateral Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.
(d) As of the effective date of any such increase in the Revolving Loan Threshold Limit, each reference to the term Revolving Loan Threshold Limit herein, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Revolving Loan Threshold Limit specified in the most recent written notice from Administrative and Collateral Agent to Administrative Borrower of the increase in the Revolving Loan Threshold Limit.
(e) On or following the effective date of any increase in the Revolving Loan Threshold Limit pursuant to this Section 2.6, Administrative and Collateral Agent shall provide notice thereof to Lenders, and at Administrative and Collateral Agent’s option, Borrowers, Guarantors and Administrative and Collateral Agent shall enter into an amendment to this Agreement providing for such increase in the Revolving Loan Threshold Limit and the increases in the Excess Availability thresholds set forth in Section 2.6(f) hereof, and Administrative and Collateral Agent is hereby authorized to enter into such amendment on behalf of Lenders.
(f) As of the effective date of any such increase in the Revolving Loan Threshold Limit, each reference in this Agreement to an amount of “Excess Availability” or “Modified Adjusted Excess Availability” (other than (i) any such reference contained in

Section 7.1(a)(iii) of this Agreement, (ii) in the determination of whether a Compliance Period exists under Section 7.3(d) or Section 9.20 of this Agreement, (iii) any reference to an amount of Quarterly Average Modified Excess Availability used in the calculation of the Applicable Margin, (iv) any such reference contained in Section 1.99 of this Agreement, (v) any such reference contained in Section 9.9(j) of this Agreement, (vi) any such reference contained in Section 9.9(q) of this Agreement, (vii) any such reference contained in Section 9.11(f) of this Agreement, (viii) any such reference contained in Section 9.12(b) of this Agreement and (ix) any such reference contained in Section 9.11(e)(iii) of this Agreement) shall, automatically and without any further action, be deemed to be increased so that the ratio of each amount of Excess Availability or Modified Adjusted Excess Availability, as applicable, to the amount of the Revolving Loan Threshold Amount after such increase in the Revolving Loan Threshold Amount remains the same as the ratio of such the amount of Excess Availability or Modified Adjusted Excess Availability, as applicable, to the amount of the Revolving Loan Threshold Amount prior to such increase in the Revolving Loan Threshold Amount.
(g) In no event shall the Administrative and Collateral Agent be obligated to continue to solicit Commitments for the requested increase in the Revolving Loan Threshold Limit if such Commitments have not been received within forty-five (45) days after the date of the request by Administrative Borrower for the increase or such later date as Administrative and Collateral Agent and Administrative Borrower may agree, provided, that, the foregoing shall not restrict the Borrowers and their Affiliates from continuing to solicit Commitments for such increase.
6. Interest. Section 3.1(b)(vi) of the Loan Agreement is hereby amended by deleting the reference to “Adjusted Eurodollar Rate” contained therein and replacing it with “Eurodollar Rate”.
7. Fees. Section 3.3(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
“(b) for the ratable benefit of the Revolving Loan Lenders, payable on the first Business Day of each month in arrears while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, an unused line fee at a rate equal to three-quarters of one (0.75%) percent (on a per annum basis) calculated upon the amount by which the Revolving Loan Limit exceeds the average daily principal balance of the outstanding

Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) so long as any Obligations are outstanding. Such fees shall be calculated based on a three hundred sixty (360) day year and actual days elapsed.
8. Collection of Accounts. Section 6.3(a) of the Loan Agreement is hereby amended by deleting the third sentence of such Section in its entirety and replacing it with the following:
“Notwithstanding anything to the contrary contained herein or in any Deposit Account Control Agreement relating to a Blocked Account, Administrative and Collateral Agent shall not issue to any bank at which a Blocked Account is maintained a notice of sole control or other such instruction providing that the funds in such deposit accounts are to be automatically on each Business Day remitted directly to the Payment Account and that Borrowers are not permitted to access or otherwise direct such funds unless either (i) an Event of Default has occurred, (ii) a Default with respect to non-payment of the Obligations has occurred or (iii) Cash Management Excess Availability is less than the greater of (A) $40,000,000 or (B) the amount equal to fifteen (15%) percent of the lesser of (1) the Borrowing Base or (2) the Revolving Limit, for three (3) consecutive Business Days or shorter period to the extent consented to by Administrative Borrower in writing (provided that no Revolving Loans or Letter of Credit Accommodations will be requested, made or issued during such three (3) Business Day period, or shorter period, if applicable); provided, that, if either (x) such Event of Default is subsequently waived in accordance with the terms of this Agreement or such Default did not mature into an Event of Default or (y) Cash Management Modified Adjusted Excess Availability is greater than the greater of (A) $40,000,000 or (B) the amount equal to fifteen (15%) percent of the lesser of (1) the Borrowing Base or (2) the Revolving Loan Limit, at all times thereafter for a period of sixty (60) consecutive days and no Event of Default or Default with respect to non-payment of the Obligations has occurred, Administrative and Collateral Agent shall promptly rescind such notice of sole control or other such instructions (any such period during which the Blocked Accounts are subject to the sole control of Administrative and Collateral Agent and Borrowers are not permitted to access the Blocked Accounts is referred to herein is a “Blocked Account Activation Period”).”
9. Payments. Section 6.4(a) of the Loan Agreement is hereby amended by deleting the third sentence thereof in its entirety (including clauses (i) and (ii) thereof) and replacing it with the following:

“Administrative and Collateral Agent shall apply payments received or collected from Borrowers or Guarantors or for the account of Borrowers or Guarantors (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay in full all indemnities or expense reimbursements then due to Administrative and Collateral Agent from Borrowers and Guarantors (other than fees); second, ratably to pay in full indemnities or expense reimbursements then due to any other Agent or Lenders from Borrowers and Guarantors (other than fees); third, ratably to pay in full all fees payable by Borrowers under the Financing Agreements then due, excluding any fees payable to any Bank Product Provider arising under or in connection with any Bank Products provided by such Bank Product Provider; fourth, ratably to pay in full interest due in respect of the Loans; fifth, to pay or prepay principal in respect of Special Agent Advances; sixth, to pay principal in respect of the Revolving Loans then outstanding (whether or not then due) until paid in full; seventh, at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Accommodations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); eighth, to pay any Obligations due in respect of the Bank Products; and ninth, to pay any other Obligations then due, in such order and manner as Administrative and Collateral Agent determines.”
10. Collateral Reporting. Section 7.1(a) of the Loan Agreement is hereby amended by deleting clause (iii) thereof in its entirety and replacing it with the following:
“(iii) monthly, a detailed calculation of the Borrowing Base; provided, however, if at any time Excess Availability is less than $80,000,000 and until such time as Excess Availability has thereafter been $80,000,000 or more for five (5) consecutive Business Days, Borrowers shall provide Administrative and Collateral Agent with a detailed calculation of the Borrowing Base on a weekly basis.”
11. Inventory Covenants. Section 7.3 of the Loan Agreement is hereby amended by deleting clause (d) thereof in its entirety and replacing it with the following:
“(d) upon Administrative and Collateral Agent’s request, Borrowers shall deliver or cause to be delivered to Administrative and Collateral Agent a full written appraisal as to the Inventory in form, scope and methodology reasonably acceptable to Administrative and Collateral Agent and by an appraiser acceptable to Administrative and Collateral Agent, addressed to

Administrative and Collateral Agent and Lenders and upon which Administrative and Collateral Agent and Lenders are expressly permitted to rely, (i) two (2) times in any twelve (12) month period at Borrowers’ expense, (ii) in addition to the appraisals delivered pursuant to clause (i) above, one (1) additional time in such twelve (12) month period at Borrowers’ expense if a Compliance Period is then in effect, and (iii) in addition to the appraisals delivered pursuant to clauses (i) and (ii) above, at any time or times as Administrative and Collateral Agent may request at Borrowers’ expense upon the occurrence and during the continuance of an Event of Default;”
12. Representations and Warranties. Section 8 of the Loan Agreement is hereby amended by adding the following new Sections at the end thereof:
“8.20 Patriot Act. To the extent applicable, each Borrower and Guarantor is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used by any Borrower or Guarantor or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
8.21 OFAC. No Borrower or Guarantor nor any of their respective Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Borrower or Guarantor nor any of their respective Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.”
13. Indebtedness. Section 9.9(j) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(j) to the extent subject to the intercompany subordination agreement described in Section 4.1(i) and otherwise permitted under Section 9.10 hereof: (i) Indebtedness of any Borrower or any Guarantor or any of their respective Subsidiaries at any time owing to any other Subsidiary or any Borrower or any Guarantor and (ii) Indebtedness of BlueLinx at any time owing to Parent (other than Indebtedness permitted under Section 9.9(q) hereof); provided, that, BlueLinx shall not make any payments in respect thereof (whether characterized as principal, interest or otherwise) unless both immediately before and after giving effect go any such payment each of the following conditions is satisfied: (A) Modified Adjusted Excess Availability shall be equal to or greater than $70,000,000; (B) no Default or Event of Default shall have occurred and be continuing or would result from such payment; (C) Borrowers’ Fixed Charge Coverage Ratio, on a consolidated basis, shall not be less than 1.1 to 1.0; (D) Administrative Borrower shall have provided Administrative and Collateral Agent with at least ten (10) Business Days prior written notice of any such payment; and (E) prior to the making of any such payment, Administrative and Collateral Agent shall have received Borrowers’ unaudited internally prepared financial statements for the month immediately preceding the date of such payment, accompanied by a certificate of Administrative Borrower’s chief financial officer as to Borrowers’ compliance with the terms of this Section 9.9(j)(ii) together with such supporting documentation therefor as Administrative and Collateral Agent may reasonably request, except, that, the condition to any payment set forth in clause (C) above (and, with respect to clause (1) below, the conditions set forth in clauses (D) and (E) above) need not be satisfied in respect of any payment of Indebtedness made on and after the Amendment No. 2 Effective Date so long as such payment: (1) is in respect of Indebtedness attributable to general operating expenses incurred by Parent on behalf of BlueLinx and its Subsidiaries; provided, that, all such payments permitted to be made pursuant to this clause (1) (together with any dividends paid during such fiscal year of BlueLinx pursuant to Section 9.11(d)(ii)) shall not exceed $6,000,000 in the aggregate in any fiscal year of BlueLinx; (2) is in an aggregate amount not to exceed $15,000,000 during the term of the Agreement; provided, that, an amount equal to one hundred (100%) percent of the amount of each such payment of Indebtedness is contemporaneously used by Parent (or a Subsidiary of Parent that is not a Borrower or Guarantor) to purchase real property (in an arm’s length transaction and for a purchase price not in excess of the fair market value of such real property) to be used by Borrowers and Guarantors; or (3) is in an aggregate amount not to exceed $7,600,000 during the term of the Agreement provided, that, an amount equal to one hundred (100%) percent of the amount of each such payment of Indebtedness is contemporaneously used by Parent to make a regularly scheduled payment of principal under the Mortgage Loan Agreement (as in effect on the Amendment No. 2 Effective Date).”
14. Dividends and Redemptions. Section 9.11(e) of the Loan Agreement is hereby amended by deleting clauses (iii) and (iv) thereof in their entirety and replacing them with the following:
“(iii) both immediately before and after giving effect to the payment of any such dividends, (1) Modified Adjusted Excess Availability shall be at least $70,000,000 and (2) Borrowers’ Fixed Charge Coverage Ratio, on a consolidated basis, shall not be less than 1.1 to 1.0; except, that, the condition to the payment of such dividends set forth in this clause (iii) need not be satisfied in respect of dividends in an aggregate amount of up to $15,000,000 so long as both for each of the thirty (30) days immediately preceding any such payment and immediately after giving effect to any such payment, Modified Adjusted Excess Availability shall be at least $100,000,000, (iv) prior to the making of any such dividend, Administrative and Collateral Agent shall have received BlueLinx’s unaudited internally prepared financial statements for the fiscal month immediately preceding the date of such dividend, accompanied by a certificate of BlueLinx’s chief financial officer as to BlueLinx’s compliance with the terms of this Section 9.11(e) together with such supporting documentation therefor as Administrative and Collateral Agent may reasonably request, and (v) as of the Amendment No. 2 Effective Date, BlueLinx has not declared or paid any dividends pursuant to this Section 9.11(e) during the 2010 fiscal year of BlueLinx;”
15. Transactions with Affiliates. Section 9.12(b)(vi) of the Loan Agreement is hereby amended in its entirety and replacing it with the following:
“(vi) any amounts permitted to be paid pursuant to Section 9.9(j)(ii) hereof.”
16. Fixed Charge Coverage Ratio. Section 9.17 of the Loan Agreement is hereby amended by deleting clause (a) of such Section in its entirety and replacing it with the following:
“(a) Fixed Charge Coverage Ratio. for which Administrative and Collateral Agent has received financial statements of BlueLinx and its Subsidiaries, maintain, for the most recently ended period of twelve (12) consecutive fiscal months, on a consolidated basis, a

Fixed Charge Coverage Ratio of not less than 1.10 to 1.0.”
17. Costs and Expenses. Section 9.20 of the Loan Agreement is hereby amended by deleting clause (f) of such Section in its entirety and replacing it with the following:
“(f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Administrative and Collateral Agent during the course of periodic field examinations of the Collateral and such Borrower’s or such Guarantor’s operations, plus a per diem charge at the then standard rate of Administrative and Collateral Agent, per person per day for Administrative and Collateral Agent’s examiners in the field and office (which rate is currently $1,000 per person per day); provided, however, unless a Compliance Period is in effect or an Event of Default exists, Borrowers and Guarantors shall not be required to pay such costs and expenses associated with more than three (3) such field examinations in any twelve (12) month period;”
18. Amendments and Waivers.
(a) Section 11.3(a)(i) of the Loan Agreement is hereby amended by (i) deleting the word “or” at the end of clause (D) thereof, (ii) deleting the “;” at the end of clause (E) thereof and replacing it with “; or” and (iii) adding a new clause (F) immediately following clause (E) thereof to read as follows:
“(F) amend, modify or waive any of the provisions of Section 6.4;”
(b) Section 11.3(a)(ii)(C) of the Loan Agreement is hereby amended by deleting the reference to “6.4,” contained therein.
19. Collateral Matters.
(a) Section 12.11(a) of the Loan Agreement is hereby amended by deleting the reference to “the Required Super-Majority Lenders” contained therein and replacing it with “all Lenders other than the Sponsor Affiliated Lenders”.
(b) Section 12.11(b) of the Loan Agreement is hereby amended by deleting clause (iv) thereof in its entirety and replacing it with the following:
“(iv) having a value of less than $25,000,000 so long as at the time of any such release no Event of Default exists or is continuing and except as otherwise permitted under this Section 12.11;”
20. Failure to Respond Deemed Consent. Section 12.13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
“12.13 [Reserved].”

21. Legal Representation of Agents. Section 12.14 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
“12.14 Legal Representation of Agents. In connection with the negotiation, drafting, and execution of this Agreement and the other Financing Agreements, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Otterbourg, Steindler, Houston & Rosen, P.C. (“OSH&R”) only has represented and only shall represent Wells Fargo in its capacity as an Agent and as a Lender. Each other Lender hereby acknowledges that OSH&R does not represent it in connection with any such matters.”
22. Notices. Section 13.3 of the Loan Agreement is hereby amended by deleting the notice address for Agents in its entirety and replacing it with the following:

If to Agents:	Wells Fargo Bank, National Association 12 East 49th Street New York, New York 10017 Attention: Portfolio Manager Telephone No.: (212) 545-4200 Telecopy No.: (212) 545-4283

with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C. 230 Park Avenue, 29th Floor New York, New York 10169-0075 Attention: Valerie S. Mason, Esq. Telephone No.: (212) 661-9100 Telecopy No.: (212) 682-6104
23. USA Patriot Act. Section 13 of the Loan Agreement is hereby amended by adding a new Section 13.11 at the end thereof to read as follows:
“13.11 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers and Guarantors, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify Borrowers and Guarantors in accordance with the Patriot Act.”

24. Schedules. Each of the Schedules to the Loan Agreement is hereby deleted in its entirety and replaced with the corresponding Schedule in the form attached hereto as Exhibit A.
25. Cover Page. The cover page to the Loan Agreement is hereby deleted in its entirety and replaced with the corresponding cover page in the form attached hereto as Exhibit B.
26. Bookrunners. As of the Amendment No. 2 Effective Date, each of Wells Fargo Capital Finance, LLC and Regions Bank is designated as a “Joint Bookrunner” under the Financing Agreements. Neither Wells Fargo Capital Finance, LLC nor Regions Bank shall have any right, power, obligation, liability, responsibility or duty under the Loan Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, neither Wells Fargo Capital Finance, LLC nor Regions Bank shall have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on Wells Fargo Capital Finance, LLC or Regions Bank in deciding to enter into this Amendment No. 2 or in taking or not taking action thereunder, under the Loan Agreement or any of the other Financing Agreements.
27. Restatement of Term Loans as Revolving Loans.
(a) Each Borrower and Guarantor acknowledges that the principal amount of the Term Loans as of the date hereof is $6,000,000 and all Obligations in respect of the Term Loans are unconditionally owing by Borrowers to Administrative and Collateral Agent and Lenders as of the date hereof, without offset, defense or counterclaim of any kind, nature and description whatsoever.
(b) Borrowers and Guarantors hereby acknowledge agree that as of the Amendment No. 2 Effective Date, the Term Loans in the principal amount of $6,000,000 outstanding as of the Amendment No. 2 Effective Date shall (i) be deemed to constitute Revolving Loans, (ii) be repaid, together with interest and other amounts payable thereunder, in accordance with the terms of the Loan Agreement regarding Revolving Loans and (iii) be secured by all of the Collateral. The restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, any of the Indebtedness and other obligations and liabilities of Borrowers or Guarantors evidenced by or arising under the Loan Agreement and the other Financing Agreements, and the liens and security interests of Administrative and Collateral Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Administrative and Collateral Agent for the benefit of itself and Lenders.
28. Representations and Warranties. Borrowers and Guarantors, jointly and severally, represent and warrant with and to Administrative and Collateral Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof, the truth and correctness of, in all material respects, together with the representations and warranties in the other Financing Agreements, being a continuing condition of the making of any Loans by Lenders (or Administrative and Collateral Agent on behalf of Lenders) to Borrowers:

(a) no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 2;
(b) this Amendment No. 2 and each other agreement to be executed and delivered by Borrowers and Guarantors in connection herewith (collectively, together with this Amendment No. 2, the “Amendment Documents”) has been duly authorized, executed and delivered by all necessary corporate or limited partnership action on the part of each Borrower and Guarantor which is a party hereto and, if necessary, their respective equity holders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each of the Borrowers and Guarantors, as the case may be, contained herein and therein constitute legal, valid and binding obligations of each of the Borrowers and Guarantors, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;
(c) the execution, delivery and performance of each Amendment Document (i) are all within each Borrower’s and Guarantor’s corporate or limited partnership powers, as applicable, and (ii) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound;
(d) the resolutions of the Board of Directors or Managers or the General Partner of each Borrower and Guarantor, as applicable, delivered to Administrative and Collateral Agent by such Borrower or Guarantor on the date of the effectiveness of the Loan Agreement have not been revoked and are in full force and effect; and
(e) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.
29. [Reserved].
30. Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Administrative and Collateral Agent:
(a) Administrative and Collateral Agent shall have received counterparts of this Amendment No. 2, duly authorized, executed and delivered by Borrowers, Guarantors and each Lender;
(b) Administrative and Collateral Agent shall have received, in form and substance reasonably satisfactory to Administrative and Collateral Agent, an Information Certificate duly authorized and delivered by Borrowers and Guarantors;
(c) Administrative and Collateral Agent shall have received the fees referred to in the Amendment Fee Letter, dated of even date herewith, by and among Borrowers, Administrative and Collateral Agent and the Sole Lead Arranger;
(d) Administrative and Collateral Agent shall have received a true and correct copy of each consent, waiver or approval (if any) to or of this Amendment No. 2, which Borrowers and Guarantors are required to obtain from any other Person, and such consent, approval or waiver (if any) shall be in form and substance reasonably satisfactory to Administrative and Collateral Agent;
(e) Administrative and Collateral Agent shall have received from Borrowers and Guarantors: (i) all financial information, projections, budgets, business plans, cash flows and such other information as Administrative and Collateral Agent shall have reasonably requested, including: (A) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the 2010 fiscal year, (B) projected annual balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors through the end of the 2014 fiscal year, in each case as to the projections described in clauses (A) and (B), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Administrative and Collateral Agent (Administrative and Collateral Agent acknowledges that it has received all of the financial projections referred to in clauses (A) and (B) and that they are satisfactory), and (C) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by Administrative and Collateral Agent, in each case in form and substance reasonably satisfactory to Administrative and Collateral Agent, and (ii) current agings of receivables, current perpetual inventory records and/or rollforwards of accounts and inventory through May 31, 2010, together with supporting documentation, each in form and substance reasonably satisfactory to Administrative and Collateral Agent;
(f) No Material Adverse Change shall have occurred since March 31, 2010 and no material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to Borrowers and Guarantors shall exist which if adversely determined against any Borrower or any Guarantor would cause a Material Adverse Change; and
(g) No Default or Event of Default shall exist or have occurred and be continuing.
31. Effect of Amendment No. 2. Except as expressly set forth herein, no other amendments, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the Amendment No. 2 Effective Date and Borrowers and Guarantors shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 2 or with respect to the subject matter of this Amendment No. 2. To the extent of conflict between the terms of this Amendment No. 2 and the other Financing

Agreements, the terms of this Amendment No. 2 shall control. The Loan Agreement and this Amendment No. 2 shall be read and construed as one agreement.
32. Governing Law. The validity, interpretation and enforcement of this Amendment No. 2 and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
33. Jury Trial Waiver. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT NO. 2 OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AMENDMENT NO. 2 OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, GUARANTORS, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AMENDMENT NO. 2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
34. Binding Effect. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
35. Waiver, Modification, Etc. No provision or term of this Amendment No. 2 may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.
36. Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative and Collateral Agent to effectuate the provisions and purposes set forth in this Amendment No. 2.
37. Entire Agreement. This Amendment No. 2 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
38. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 2.
39. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 2 by telefacsimile or a substantially similar electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 2. Any party delivering an executed counterpart of this Amendment No. 2 by telefacsimile or a substantially similar electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 2.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS
BLUELINX CORPORATION

By:

Name:
Title:

BLUELINX FLORIDA LP

By:	BlueLinx Florida Holding No. 2 Inc., its General Partner

By:

Name:
Title:

BLUELINX SERVICES INC.

By:

Name:
Title:

GUARANTORS

BLUELINX FLORIDA HOLDING NO. 1 INC.

By:

Name:
Title:

BLUELINX FLORIDA HOLDING NO. 2 INC.

By:

Name:
Title:

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AGENTS AND LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as successor by merger to Wachovia Bank, National Association as successor by merger to Congress Financial Corporation, as Administrative and Collateral Agent and a Lender

By:

Name:

Title:

BANK OF AMERICA, N.A., as a Documentation Agent and a Lender

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as a Documentation Agent and a Lender

By:

Name:
Title:

REGIONS BANK, as Syndication Agent and a Lender

By:

Name:
Title:

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GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:

Name:
Title:

BURDALE CAPITAL FINANCE, INC., as a Lender

By:

Name:
Title:

By:

Name:
Title:

[Second Amendment to Loan and Security Agreement]